                                                                     EXHIBIT 2.1




                               PURCHASE AGREEMENT

                                     among

                         NASHVILLE COUNTRY CLUB, INC.,

                             AWC ACQUISITION CORP.,

                         ROBERT E. GEDDES FAMILY TRUST,
                           MISERENDINO FAMILY TRUST,
                                BRIAN F. MURPHY

                                      and

                              AUDREY & JANE, INC.





                                 July 31, 1997

                               TABLE OF CONTENTS

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ARTICLE 1 - Purchase and Sale of Shares and Partnership Interests . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.1     Purchase and Sale of Shares and Partnership Interests  . . . . . . . . . . . . . . . . . . . . . . .   2
         1.2     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.3     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.4     Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.5     Lost, Stolen or Destroyed Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.6     Further Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE 2 - Representations and Warranties of NCCI and Acquisition Sub  . . . . . . . . . . . . . . . . . . . . . . .   5
         2.1     Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.2     Authority Relative to this Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.3     NCCI Stock and NCCI SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.4     Certain Corporate Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.5     Broker's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.6     Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE 3 - Representations and Warranties of the Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.1     Organization, Qualification and Corporate or Partnership Power . . . . . . . . . . . . . . . . . . .   7
         3.2     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.3     Authorization of Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.4     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.5     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.6     Events Subsequent to Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.7     Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.8     Tax Returns and Audits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.9     Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.10    Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.11    Tangible Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.12    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.13    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.14    Suppliers and Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.15    Notes; Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.16    Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.17    Condition of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.18    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.19    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.20    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.21    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.22    Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.23    Legal Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.24    Certain Business Relationships . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.25    Broker's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19





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                               TABLE OF CONTENTS
                                  (Continued)

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         3.26    Investment Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.27    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.28    Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE 4 - Conduct of Business Pending The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.1     Conduct of Business Pending the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.2     No Other Bids  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.3     Lines of Business and Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.4     Accounting Methods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.5     Other Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.6     Conduct of Business by Acquisition Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE 5 - Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.1     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.2     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.3     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.4     Taking of Necessary Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.5     Notice of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.6     Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.7     Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE 6 - Conditions to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.1     Conditions to Obligations of Each Party to Effect the Closing  . . . . . . . . . . . . . . . . . . .  25
         6.2     Additional Conditions to NCCI's and Acquisition Sub's Obligations  . . . . . . . . . . . . . . . . .  25
         6.3     Additional Conditions to the Sellers' Obligations  . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE 7 - Termination, Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.2     Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.3     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.4     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE 8 - Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.1     By NCCI, Acquisition Sub and the Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.2     Claims for Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.3     Defense by Indemnifying Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.4     Payment of Indemnification Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE 9 - General Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.1     Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.2     Effect of Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32





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                               TABLE OF CONTENTS
                                  (Continued)

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         9.3     Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         9.4     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         9.5     Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.6     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.7     Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.8     Material Adverse Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.9     Limitation of Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34


SCHEDULE 1   Disclosure Schedule

ANNEX I      List of Shareholders of New Avalon, Inc., TBA Media, Inc.,
             Eric/Chandler Ltd., Inc. and Eric Chandler Merchandising, Inc. and
             Partners of Irvine Meadows Amphitheater
ANNEX II     List of NCCI SEC Documents

EXHIBIT A    Form of Assignment of Partnership Interests
EXHIBIT B    Form of Assignment of Booking, Management and Related Fee Interests
EXHIBIT C    Form of Registration Rights Agreement
EXHIBIT D    Form of Shareholders Agreement
EXHIBIT E    Form of Employment Agreements
EXHIBIT F    Form of Partners Agreement
EXHIBIT G    Form of Opinion of Counsel to the Sellers

                               PURCHASE AGREEMENT


         This PURCHASE AGREEMENT, dated as of July 31, 1997 (this "Agreement"), is by and among Nashville Country Club, Inc., a Tennessee corporation ("NCCI"), AWC Acquisition Corp., a Delaware corporation and wholly owned subsidiary of NCCI ("Acquisition Sub"), the Robert E. Geddes Family Trust ("Geddes Family Trust"), the Miserendino Family Trust ("Miserendino Family Trust") and Brian F. Murphy ("Murphy;" Geddes Family Trust, Miserendino Family Trust and Murphy are individually referred to herein as a "Selling Shareholder" and are collectively referred to herein as the "Selling Shareholders"), and Audrey & Jane, Inc., a California corporation ("A&J;" the Selling Shareholders and A&J are collectively referred to herein as the "Sellers").

                                    RECITALS

         WHEREAS, the Selling Shareholders own all of the issued and outstanding capital stock (the "Capital Stock") of West Coast Amphitheater Corp., a California corporation ("WCAC"), New Avalon, Inc., a California corporation ("New Avalon"), TBA Media, Inc., a California corporation ("TBA"), Eric/Chandler Ltd., Inc., a Texas corporation ("ECL"), and Eric Chandler Merchandising, Inc., a California corporation ("ECM;" WCAC, ECM, New Avalon, TBA and ECL are individually referred to herein as a "Company" and are collectively referred to herein as the "Companies"); and

         WHEREAS, the Selling Shareholders desire to sell fifty-one percent (51%) of the Capital Stock (the "Shares") to NCCI, and NCCI desires to purchase the Shares from the Selling Shareholders, on the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, A&J is a general partner of Irvine Meadows Amphitheater, a California general partnership (the "Partnership"), and owns a twenty-five percent (25%) interest (the "A&J Partnership Interest") in the capital and profits of the Partnership as described in that certain Second Amended and Completely Restated Agreement of General Partnership of Irvine Meadows Amphitheater, dated April 1, 1991, between A&J, IMA Investment Corp. ("IMA Corp."), Shelli Meadows, Inc. ("SMI") and Paul C. Hegness, as amended (the "Partnership Agreement"); and

         WHEREAS, IMA Corp. is a general partner of the Partnership and owns a forty-five percent (45%) interest in the Partnership as described in the Partnership Agreement (the "IMA Corp. Partnership Interest"); and

         WHEREAS, Peach Street Partners, Ltd. ("Peach Street") is a general partner of the Partnership and owns a five percent (5%) interest in the Partnership as described in the Partnership Agreement (the "Peach Street Partnership Interest"); and

         WHEREAS, immediately prior to the closing of the transactions contemplated by this Agreement, A&J will acquire one hundred percent (100%) of the IMA Corp. Partnership Interest from IMA Corp. and eighty percent (80%) of the Peach Street Partnership Interest (the "Assigned Peach Street Partnership Interest") from Peach Street; and

         WHEREAS, A&J desires to sell eight percent (8%) of the A&J Partnership Interest (the "Assigned A&J Partnership Interest"), one hundred percent (100%) of the IMA Corp. Partnership Interest and the Assigned Peach Street Partnership Interest to NCCI, which together shall constitute fifty-one percent (51%) of the partnership interests in the Partnership (collectively, the "Partnership Interests"), and NCCI desires to purchase the Partnership Interests from A&J on the terms and subject to the conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1

             PURCHASE AND SALE OF SHARES AND PARTNERSHIP INTERESTS

         1.1 Purchase and Sale of Shares and Partnership Interests. Subject to the terms and conditions of and in reliance upon the representations and warranties set forth in this Agreement, (a) the Selling Shareholders agree to sell, assign, transfer and deliver to NCCI and NCCI agrees to purchase from each of the Selling Shareholders the number of Shares of Capital Stock of each of the Companies set forth opposite the name of each such Selling Shareholder on Annex I attached hereto under the column entitled "Number of Shares Being Sold," and (b) A&J agrees to sell, assign, transfer and deliver to NCCI and NCCI agrees to purchase from A&J the Partnership Interests, in each case free and clear of all security interests, liens and other encumbrances and claims, except as set forth in the Disclosure Schedule (as hereinafter defined). The sale of the Shares and the Partnership Interests to NCCI shall be referred to as the "Acquisition."

         1.2 Purchase Price. The aggregate purchase price (the "Purchase Price") payable to the Sellers for the Shares and the Partnership Interests will be equal to the greater of (1) $7,000,000 and (2) fifty-one percent (51%) of the sum of (i) six times the average of EBITDA (as defined below), as calculated in accordance with generally accepted accounting principles ("GAAP") consistently applied, for the Partnership and WCAC for the years 1996, 1997 and 1998 (the "Computation Period") and (ii) six times the average of the net income before taxes, as calculated in accordance with GAAP, of the Companies other than WCAC for the Computation Period. For purposes of this Agreement, "EBITDA" shall mean earnings before interest income and expense, income taxes, depreciation and amortization. NCCI and the Sellers acknowledge and agree that WCAC is a newly-formed entity through which NCCI is anticipated to develop certain amphitheaters proposed to be constructed in Camarillo, California and Portland, Oregon (the "Amphitheaters"). NCCI, Acquisition Sub and the Sellers acknowledge and agree that if NCCI's development of the Amphitheaters is delayed solely and exclusively due to NCCI's inability to adequately finance such development for reasons other than the financial performance of Acquisition Sub, the Computation Period for purposes of determining the average of EBITDA for WCAC shall be extended by the period of such delay. NCCI, Acquisition Sub and the Sellers further acknowledge and agree that in the event the Computation Period is extended for purposes of determining the average of EBITDA for WCAC, the parties shall proceed to a closing on the payment of any additional consideration payable to the Sellers in respect of the Companies other





PURCHASE AGREEMENT - PAGE 7
than WCAC, as set forth in this Section 1.2, without regard to the extension of such Computation Period for purposes of determining whether any additional consideration may be payable to the Sellers in respect of the Partnership and WCAC. The Purchase Price shall be paid or delivered to the Sellers as follows:

                 (a) At the Closing, NCCI shall deliver to the Sellers by wire transfer to one or more accounts designated in writing by the Sellers to NCCI cash in an amount equal to Seven Million Dollars ($7,000,000) (the "Initial Purchase Price"). The Initial Purchase Price shall be allocated among the Sellers as specified in Annex I.

                 (b) Within thirty (30) days following its receipt of the audited financial statements for the Companies and the Partnership for the Computation Period, NCCI will prepare a statement (the "Purchase Price Statement") calculating the final Purchase Price for the Acquisition and setting forth the amount, if any, of additional consideration payable to the Sellers in respect of the Acquisition and deliver such Purchase Price Statement to the Sellers. In the event the Purchase Price set forth on the Purchase Price Statement is greater than the Initial Purchase Price, NCCI shall issue and deliver to the Sellers within thirty (30) days of its delivery of the Purchase Price Statement a number of shares of NCCI's common stock (the "Common Stock") valued in an amount equal to the difference between such greater purchase price and the Initial Purchase Price. In the event that the Purchase Price set forth on the Purchase Price Statement is equal to or less than the Initial Purchase Price, the Initial Purchase Price shall constitute the final Purchase Price and no additional consideration shall be payable by NCCI to the Sellers in respect of the Acquisition. For purposes of determining the number of shares of Common Stock payable to the Sellers pursuant to this Section 1.2(b), if any, the shares of Common Stock will be valued based on the average closing price (the "Average Price") of the Common Stock as reported by The Nasdaq Stock Market or other securities exchange on which the Common Stock is traded for each trading day in the Computation Period. No fraction of a share of NCCI Common Stock will be issued to the Sellers but in lieu thereof each Seller who would otherwise be entitled to receive fractional shares will be paid an amount in cash equal to the product of (A) the number of fractional shares to which such holder is otherwise entitled and (B) the Average Price. No interest shall be paid on such amount. Any additional consideration payable to the Sellers pursuant to this Section 1.2(b) shall be allocated among the Sellers in accordance with the allocation of the Initial Purchase Price among the Sellers as specified in Annex I attached hereto. In the event there shall be any change in the number of outstanding shares of Common Stock of the Company effected during the Computation Period by reason of a stock split or stock dividend, then the parties shall in good faith mutually determine whether such change equitably requires an adjustment in the Average Price for purposes of determining the number of shares of Common Stock payable to the Sellers pursuant to this Section 1.2(b).

                 Within twenty (20) days of its receipt of the Purchase Price Statement, the Sellers shall notify NCCI of their objections, if any, to the Purchase Price Statement and to NCCI's calculation of the final Purchase Price and the aggregate number of shares of NCCI Common Stock, if any, payable to the Sellers in respect of the Acquisition. The Sellers' failure to object to NCCI's calculation of the final Purchase Price and the





PURCHASE AGREEMENT - PAGE 8
         additional consideration payable to the Sellers, if any, within such twenty-day period shall constitute acceptance thereof. If the Sellers object to the Purchase Price Statement and the Sellers and NCCI are unable to resolve the disputed items and agree on the final Purchase Price within fifteen (15) days of the Sellers' notification to NCCI of its objections, such dispute shall be referred to Arthur Andersen LLP or other independent accountants (the "Independent Accountants") mutually acceptable to NCCI and the Sellers. The Independent Accountants shall, within thirty (30) days following its selection, deliver to NCCI and the Sellers a written report calculating the final Purchase Price, which calculation shall be conclusive and binding on NCCI and the Sellers. If the Sellers object to the Purchase Price Statement, NCCI's obligation, if any, to deliver shares of NCCI Common Stock to the Sellers shall be extended until thirty (30) days following the final determination of the Purchase Price.

         1.3 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Winstead Sechrest & Minick P.C., 1201 Elm Street, 5400 Renaissance Tower, Dallas, Texas, on July 31, 1997 or as soon as reasonably practicable thereafter as the conditions set forth in Article 6 have been satisfied or waived (the "Closing Date"). At the
Closing:

                 (a) NCCI and Acquisition Sub will (i) pay to the Sellers the Initial Purchase Price by wire transfer of immediately available funds and (ii) execute and deliver to the Sellers such other documents and instruments required to be executed and delivered by NCCI and Acquisition Sub under the terms of this Agreement;

                 (b) Each Selling Shareholder will deliver to NCCI (i) certificates representing the Shares listed opposite such Selling Shareholder's name on Annex I under the column labeled "Number of Shares Being Sold" and (ii) such other documents and instruments required to be delivered by the Selling Shareholders under the terms of this Agreement or reasonably requested by NCCI. The certificates representing the Shares shall be duly endorsed in blank or accompanied by stock powers duly executed by such Selling Shareholder transferring the same. Each Selling Shareholder agrees to cure any deficiencies with respect to the endorsement and transfer of the certificates representing the Shares being sold by such Selling Shareholder; and

                 (c) A&J will deliver to NCCI (i) an assignment of the Partnership Interests substantially in the form of Exhibit A attached hereto, (ii) an assignment of all of its rights to receive booking, management and related fees under the Partnership Agreement and under that certain Promotion Agreement, dated January 1997, among A&J, SMI and Western Amphitheater Partners (the "Promotion Agreement") substantially in the form of Exhibit B attached hereto and (iii) such other documents and instruments required to be delivered by A&J under the terms of this Agreement or reasonably requested by NCCI.

         1.4 Registration Rights. Each Seller will execute a Registration Rights Agreement in the form attached hereto as Exhibit C and shall have the registration and other rights provided in such Registration Rights Agreement with respect to any shares of NCCI Common Stock issued pursuant to Section 1.2(b) hereof, which Registration Rights Agreement is hereby incorporated herein by this reference as if set forth in full in this Agreement. The parties hereto stipulate and





PURCHASE AGREEMENT - PAGE 9
agree that the execution and delivery of the Registration Rights Agreement is intended to provide the Sellers with flexibility in disposing of any shares of NCCI Common Stock that may be issued pursuant to Section 1.2(b) of this Agreement and does not evidence any present intention to dispose of any such shares upon their issuance.

         1.5 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing Shares shall have been lost, stolen or destroyed, NCCI shall pay the Purchase Price in exchange for such lost, stolen or destroyed certificate(s), upon the making of an affidavit of that fact by the holder thereof; provided, however, that NCCI may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed certificate(s) to deliver a bond in such sum as NCCI may reasonably direct as indemnity against any claim that may be made against NCCI with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

         1.6 Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest NCCI with full right, title and possession and all rights, privileges and immunities with respect to the Shares and the Partnership Interests, the Selling Shareholders and A&J, as appropriate, shall take all such action.

                                   ARTICLE 2

           REPRESENTATIONS AND WARRANTIES OF NCCI AND ACQUISITION SUB

         NCCI and Acquisition Sub hereby represent and warrant to the Sellers as follows as of the date hereof and as of the Closing Date:

         2.1 Organization and Qualification. NCCI has been duly incorporated and is validly existing as a corporation and is in good standing under the laws of the State of Tennessee and has the requisite corporate power to carry on its business as now conducted. Acquisition Sub has been duly incorporated and is validly existing as a corporation and is in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as now conducted.

         2.2 Authority Relative to this Agreement. Each of NCCI and Acquisition Sub has the requisite corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement by NCCI and Acquisition Sub and the consummation by NCCI and Acquisition Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of NCCI and Acquisition Sub and no other corporate proceedings on the part of NCCI or Acquisition Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by NCCI and Acquisition Sub and constitutes the valid and binding obligation of each such company, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. None of the execution and delivery of this Agreement by NCCI or Acquisition Sub, the performance by NCCI or Acquisition Sub of its obligations hereunder or the consummation of the transactions





PURCHASE AGREEMENT - PAGE 10
contemplated hereby by NCCI or Acquisition Sub will require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any properties, assets or business of NCCI or Acquisition Sub under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which NCCI or Acquisition Sub is a party or by which NCCI or Acquisition Sub or any of their respective assets or properties is bound or encumbered, except those that have already been given, obtained or filed. Other than in connection with filings under the Securities Act of 1933, as amended (the "Securities Act"), if any, necessary to perfect an exemption from registration under the Securities Act and to effect the registrations contemplated by the Registration Rights Agreement, filings made with the National Association of Securities Dealers, Inc. to list the shares of NCCI Common Stock that may be issued in connection with the Acquisition in the National Market System of The Nasdaq Stock Market and filings to be made with state securities regulatory agencies, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of NCCI or Acquisition Sub for the consummation by NCCI and Acquisition Sub of the transactions contemplated by this Agreement.

         2.3 NCCI Stock and NCCI SEC Documents. NCCI has furnished the Sellers with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by NCCI with the Securities and Exchange Commission ("SEC") since January 1, 1996 (the "NCCI SEC Documents"), which are all the documents (other than preliminary materials) that NCCI was required to file with the SEC since such date and all of which documents are listed on Annex II attached hereto. As of its date, each NCCI SEC Document was in compliance, in all material respects, with the requirements of its form. The financial statements of NCCI included in the NCCI SEC Documents complied, at the time of filing with the SEC, as to form, in all material respects, with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles, applied on a consistent basis during the periods involved, and fairly presented, in all material respects (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments) the financial position of NCCI as at the dates thereof and the results of its operations and changes in financial position for the periods then ended.

         2.4 Certain Corporate Matters. Each of NCCI and Acquisition Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified. NCCI has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it engages or in which it proposes presently to engage and to own and use the properties owned and used by it. NCCI and Acquisition Sub have each delivered to the Sellers true, accurate and complete copies of their charter documents and bylaws which reflect all amendments made thereto at any time prior to the date of this Agreement. The minute books containing the records of meetings of the shareholders and boards of directors of NCCI and Acquisition Sub are accurate and complete in all material respects. All material corporate actions taken by NCCI and Acquisition Sub since





PURCHASE AGREEMENT - PAGE 11
their respective dates of incorporation have been duly authorized and/or subsequently ratified, as necessary. Neither NCCI nor Acquisition Sub is in default under, or in violation of, any provision of its charter or bylaws.

         2.5 Broker's Fees. Neither NCCI nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the Acquisition or any similar transaction.

         2.6 Disclosure. The representations and warranties and statements of fact made by NCCI and Acquisition Sub in this Agreement and in certificates and other written statements or agreements delivered or to be delivered pursuant to this Agreement are accurate, correct and complete on the date of this Agreement and will, except as contemplated hereby, be accurate, correct and complete at the Closing and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Except as set forth in the correspondingly numbered section of the disclosure schedule attached hereto as Schedule 1 and incorporated herein by this reference (the "Disclosure Schedule"), each Seller hereby jointly and severally represents and warrants to NCCI and Acquisition Sub as follows as of the date hereof and as of the Closing Date. The representations and warranties in this Article 3 are made by each Seller only with respect to the Shares or Partnership Interests, as the case may be, being sold by such Seller hereunder.

         3.1 Organization, Qualification and Corporate or Partnership Power. Each Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Company is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions specified in Section 3.1 of the Disclosure Schedule, which are the jurisdictions in which the ownership of its properties, the employment of its personnel or the conduct of its business requires that it be so qualified or where a failure to be so qualified or licensed would have a material adverse effect on its financial condition, results of operation or business. Each Company has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. Each Company has delivered to NCCI true, accurate and complete copies of its charter and bylaws which reflect all amendments made thereto at any time prior to the date of this Agreement. The minute books containing the records of meetings of the shareholders and boards of directors of each Company, the stock certificate books and the stock record books of each Company are complete and correct in all material respects. The stock record books of each Company and the shareholder lists of each Company, which each Company has previously furnished to NCCI, are complete and correct in all respects and accurately reflect the record ownership and, to the knowledge of the Shareholders, the beneficial ownership of all the outstanding shares of each Company's capital stock and all other outstanding securities issued by each Company. All material corporate actions





PURCHASE AGREEMENT - PAGE 12
taken by each Company since incorporation have been duly authorized and/or subsequently ratified as necessary. None of the Companies is in default under or in violation of any provision of its charter or bylaws. None of the Companies or the Partnership is in default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject. The Partnership is duly organized, validly existing and in good standing under the laws of the State of California and it has all requisite partnership power and authority to carry on its business as it is now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted. The Partnership is not required to be qualified, licensed or domesticated as a foreign partnership in any jurisdiction. The Sellers have delivered to NCCI true, accurate and complete copies of the Partnership Agreement which reflect all amendments made thereto at any time prior to the date of this Agreement. The books of account of the Partnership are complete and correct in all material respects and there have been no material transactions involving the business of the Partnership which properly should have been set forth in those books and which are not accurately so set forth. No consent of any person or entity is or will be required for A&J to sell the Partnership Interests to NCCI pursuant to this Agreement which consent has not been obtained.

         3.2 Capitalization. New Avalon's entire authorized capital stock consists of 100,000 shares of Common Stock (the "New Avalon Common Shares"), of which 12,500 shares are issued and outstanding and 12,500 shares will be issued and outstanding immediately prior to the Closing. ECM's entire authorized capital stock consists of 100,000 shares of Common Stock (the "ECM Common Shares"), of which 3,000 shares are issued and outstanding and 3,000 shares will be issued and outstanding immediately prior to the Closing. TBA's entire authorized capital stock consists of 50,000 shares of Common Stock (the "TBA Common Shares"), of which 5,000 shares are issued and outstanding and 5,000 shares will be issued and outstanding immediately prior to the Closing. ECL's entire authorized capital stock consists of 100,000 shares of Common Stock (the "ECL Common Shares"), of which 1,000 shares are issued and outstanding and 1,000 shares will be issued and outstanding immediately prior to the Closing. WCAC's entire authorized capital stock consists of 100,000 shares of Common Stock (the "WCAC Common Shares"), of which 1,000 shares are issued and outstanding and 1,000 shares will be issued and outstanding immediately prior to the Closing (the New Avalon Common Shares, the ECM Common Shares, the TBA Common Shares, the WCAC Common Shares and the ECL Common Shares are collectively referred to herein as the "Common Shares"). All of the issued and outstanding Common Shares have been and, as of the Closing Date, will be duly authorized and are and, as of the Closing Date, will be validly issued, fully paid and nonassessable and have not been and, as of the Closing Date, will not be issued in violation of any pre-emptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which any Company is a party or which are binding upon any Company providing for the issuance or transfer by any Company of additional shares of its capital stock and no Company has reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments based upon the book value, income or other attribute of any Company. There are no voting trusts or any other agreements or understandings with respect to the voting of any Company's capital stock. Upon consummation of the Acquisition, NCCI will own fifty-one percent (51%) of the equity interest in each Company and no Company will have outstanding any stock or securities convertible or





PURCHASE AGREEMENT - PAGE 13
exchangeable for any shares of its capital stock, nor have outstanding any rights, options, agreements or arrangements to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock. Annex I attached hereto sets forth a true accurate and complete list of all holders of capital stock of each Company and the number of shares of capital stock held by each such person. All capital stock, options, warrants and other securities issued by the Companies were issued in compliance, in all respects, with all applicable federal and state securities laws. At the time of the Closing, each of the Selling Shareholders will own, beneficially and of record, the Common Shares reflected opposite such Selling Shareholder's name on Annex I hereto free and clear of any liens, claims, security interests, pledges or encumbrances of any nature. Upon consummation of the Acquisition in accordance with the terms of this Agreement, NCCI will acquire the Shares free and clear of any liens, claims, security interests, pledges or encumbrances of any nature. No Selling Shareholder owns, beneficially or of record, any capital stock of any Company other than the Common Shares reflected on Annex I. Annex I correctly sets forth the ownership interests in the Partnership. The Partnership Interests are owned by A&J free and clear of all liens, security interests, claims, charges or other encumbrances. Except as contemplated by this Agreement, neither A&J nor the Partnership has granted any rights of any kind to any person or entity to acquire any interest in the Partnership.

         3.3 Authorization of Transaction. Each of the Sellers has the requisite power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement have been duly authorized by all requisite action of the Sellers. This Agreement has been duly executed and delivered by each of the Sellers and constitutes the valid and binding obligation of each of the Sellers, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. None of the execution and delivery of this Agreement by the Sellers, the performance by the Sellers of their obligations hereunder or the consummation of the transactions contemplated hereby by the Sellers will require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any properties, assets or business of any Company or the Partnership under any charter, bylaws, partnership agreement, note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which any Company or the Partnership is a party or by which any Company or the Partnership or any of their respective assets or properties is bound or encumbered, except those that have already been given, obtained or filed, all as set forth in Section 3.3 of the Disclosure Schedule. No notice to, filing with or authorization, consent or approval of any public body or authority is necessary for the consummation by the Sellers of the transactions contemplated by this Agreement.

         3.4 Subsidiaries. None of the Companies owns or is obligated to purchase any equity interest in or any other interest convertible into or exchangeable for an equity interest in any entity.





PURCHASE AGREEMENT - PAGE 14

         3.5 Financial Statements. The Sellers have delivered to NCCI (a) audited balance sheets of each of the Companies (other than WCAC) and the Partnership as of December 31, 1996, (b) audited statements of operations and statements of cash flows of each of the Companies (other than WCAC) and the Partnership for each of the years in the two-year period ended December 31, 1996, (c) unaudited balance sheets of each of the Companies and the Partnership as of March 31, 1997, and (d) unaudited statements of operations and statements of cash flows of each of the Companies and the Partnership for the three (3) months ended March 31, 1997 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and present fairly the financial condition of each of the Companies (other than WCAC) and the Partnership as of such dates and the results of its operations and changes in financial position for such periods.

         3.6 Events Subsequent to Financial Statements. Except as disclosed in the Financial Statements, since December 31, 1996, there has not been:

                 (a) any materially adverse change in the financial condition, results of operations or business of any Company or the Partnership;

                 (b) any sale, lease, transfer, license or assignment of any material assets, tangible or intangible, of any Company or the Partnership, other than in the ordinary course of business;

                 (c) any damage, destruction or property loss, whether or not covered by insurance, affecting materially adversely the properties or business of any Company or the Partnership;

                 (d) any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of any Company or the ownership interests of the Partnership or any redemption, purchase or other acquisition of any such shares or interests;

                 (e) any mortgage or pledge of, or subjection to any material lien, charge, security interest or encumbrance of any kind on, any of the assets, tangible or intangible, of any Company or the Partnership (other than liens arising by operation of law which secure obligations which are not yet due and payable);

                 (f) any incurrence of indebtedness or liability or assumption of obligations by any Company or the Partnership other than
         (i) those incurred in the ordinary course of business, (ii) those which do not exceed $100,000 in the aggregate, and (iii) those incurred in the course of negotiating, documenting and consummating the transactions contemplated by this Agreement;

                 (g) any cancellation or compromise by any Company or the Partnership of any material debt or claim, except for adjustments made in the ordinary course of business which, in the aggregate, are not material;





PURCHASE AGREEMENT - PAGE 15

                 (h) any waiver or release by any Company or the Partnership of any right of any material value;

                 (i) any sale, assignment, transfer or grant by any Company or the Partnership of any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names or copyrights or with respect to any know-how or other intangible assets;

                 (j) any material arrangement, agreement or undertaking entered into by any Company or the Partnership not terminable on 30 days or less notice without cost or liability (including, without limitation, any payment of or promise to pay any bonus or special compensation) with employees or any increase in compensation or benefits to officers or directors of any Company or partners of the Partnership, other than in the ordinary course of business;

                 (k) except for the formation of WCAC and the transactions contemplated by this Agreement, any change made or authorized in the charter or bylaws of any Company or the Partnership Agreement of the Partnership;

                  (l) except for the formation of WCAC and the transactions contemplated by this Agreement, any issuance, sale or other disposition by any Company or the Partnership of any shares of its capital stock or partnership interests or other equity securities or interests, or any grant of any options, warrants or other rights to purchase or obtain (including upon conversion or exercise) shares of capital stock or partnership interests or other equity securities or interests;

                 (m) any loan to or other transaction with any officer, director, shareholder or partner of any Company or the Partnership giving rise to any claim or right of any Company or the Partnership against any such person or of such person against any Company or the Partnership;

                 (n) any payment to or other transaction with any officer, director or shareholder of any Company or any partner of the Partnership involving an amount in excess of $20,000, individually or in the aggregate, other than the payment of monthly compensation consistent with customary practice;

                 (o) any acceleration, termination, modification or cancellation or threat thereof by any party of any contract, lease or other agreement or instrument to which any Company or the Partnership is a party or by which it is bound so as to affect, materially and adversely, the properties or business of any Company or the Partnership; or

                 (p) except for the formation of WCAC, the assignment of rights to develop the Amphitheaters to WCAC and the transactions contemplated by this Agreement, any other material transaction or commitment entered into other than in the ordinary course of business by any Company or the Partnership.





PURCHASE AGREEMENT - PAGE 16

         3.7 Undisclosed Liabilities. None of the Companies or the Partnership has any material liability or obligation whatsoever, known or unknown, either accrued, absolute, contingent or otherwise, except to the extent shown on the Financial Statements, incurred in the normal and ordinary course of business of any Company since January 1, 1997 (provided that, liabilities or obligations incurred in connection with the termination of employees shall not be considered liabilities incurred in the ordinary course of business), or incurred in the course of negotiating, documenting and consummating the transactions contemplated by this Agreement. None of the Companies or the Partnership is indebted, directly or indirectly, to any person who is an officer, director or shareholder of any Company or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, and no such officer, director, shareholder or affiliate is indebted to any Company, except for advances made to employees of the Companies in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

         3.8 Tax Returns and Audits. The taxable year of each Company and the Partnership ends December 31. Each Company and the Partnership has duly and timely filed or caused to be filed all tax returns (the "Tax Returns") required to be filed on behalf of itself and has paid in full or fully reserved against in the Financial Statements all taxes, interest, penalties, assessments and deficiencies due or claimed to be due on behalf of itself to foreign, federal, state or local taxing authorities (including taxes on properties, income, franchises, licenses, sales, use and payrolls). Such Tax Returns are correct in all material respects, and no Company or the Partnership is required to pay any other taxes for such periods except as shown in such Tax Returns. The income tax returns filed by the Companies and the Partnership have not been, and are not being, to the knowledge of the Sellers, examined by the Internal Revenue Service or other applicable taxing authorities for any period. All taxes or estimates thereof that are due, or are claimed or asserted by any taxing authority to be due, have been timely and appropriately paid so as to avoid penalties for underpayment. Except for amounts not yet due and payable, all tax liabilities to which the properties of the Companies or the Partnership may be subject have been paid and discharged. The provisions for income and other taxes payable reflected in the Financial Statements make adequate provision for all then accrued and unpaid taxes of the Companies and the Partnership. There are no tax liens (other than liens for taxes which are not yet due and payable) on any of the properties of the Companies or the Partnership, nor are there any pending or threatened examinations or tax claims asserted. No Company has granted any extensions of limitation periods applicable to tax claims or filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") relating to collapsible corporations. Except in jurisdictions in which a Company voluntarily files tax returns, no claim has ever been made by a taxing authority that either a Company is or may be subject to taxation by that jurisdiction. True and correct copies of all federal, foreign, state and local income and other tax returns, notices from foreign, federal, state and local taxing authorities, tax examination reports and statements of deficiencies assessed against or agreed to by any Company since January 1, 1994, have been delivered to NCCI, and the same are listed in Section 3.8 of the Disclosure Schedule. None of the Companies or the Partnership is a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement. None of the Companies is a party to any agreement that has resulted or would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. None of the Companies has ever been a member of an "affiliated group," as defined in Section 1504(a) of the Code (other than a group of which such Company is the common parent). All positions taken on federal Tax Returns that





PURCHASE AGREEMENT - PAGE 17
could give rise to a penalty for substantial understatement pursuant to Section 6662(d) of the Code have been disclosed on such Tax Returns. None of the Companies or the Partnership is a United States real property holding corporation as defined in Section 897 of the Code. None of the Sellers is a foreign person within the meaning of Section 1445(b)(2) of the Code. None of the Companies has made any tax elections under any section of the Code, including, without limitation under any of Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the Code (or any predecessor thereof). None of the assets and properties of any Company or the Partnership is an asset or property that NCCI or any of its affiliates is or will be required to treat as being (i) owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to any Company or any assets thereof. None of the Companies has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, none of the Companies has applications pending with any taxing authority requesting permission for any changes in any accounting method, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method therefor. None of the Companies has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment of withholding of taxes. Each Company has duly and timely withheld from salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

         3.9 Books and Records. The general ledgers and books of account of the Companies and the Partnership, all federal, state and local income, franchise, property and other tax returns filed by the Companies and the Partnership, with respect to their assets, and all other books and records of the Companies and the Partnership are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations in all material respects.

         3.10    Real Property. Set forth in Section 3.10 of the Disclosure
Schedule is a complete and accurate list and a brief description of all real property owned or leased by the Companies and the Partnership. With respect to each lease so set forth, except as contemplated by this Agreement: (a) the lease has been validly executed and delivered by the Companies and the Partnership, as applicable, and, to the knowledge of the Sellers, by the other party or parties thereto and is in full force and effect; (b) neither the Companies or the Partnership, as applicable, and, to the knowledge of the Sellers, any other party to the lease is in material breach or default, and no event has occurred on the part of the Companies or the Partnership, as applicable or, to the knowledge of the Sellers, on the part of any other party which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease; (c) the lease will continue to be binding in accordance with its terms following the consummation of the Acquisition; (d) none of the Companies or the Partnership has repudiated and, to the knowledge of the Sellers, no other party to the lease has repudiated any provision thereof; (e) there are no disputes, oral agreements or delayed payment programs in





PURCHASE AGREEMENT - PAGE 18
effect as to the lease; and (f) all facilities leased thereunder have been approved by all necessary governmental authorities, have been maintained in accordance with normal industry practice and are in good condition, working order and repair.

         3.11 Tangible Property. Each of the Companies and the Partnership have good and marketable title to, or a valid leasehold interest in, each item of tangible property, whether real, personal or mixed, reflected on their books and records as owned or used by them, subject to no material encumbrances, loans, security interests, mortgages or pledges.

         3.12    Intellectual Property.

                 (a) Section 3.12(a) of the Disclosure Schedule sets forth a list of intellectual property owned by each of the Companies and the Partnership including all patents, patent applications, trademarks, service marks, trade dress, trade names, trade secrets, corporate names, customer lists, copyrights, mask works, technology or intellectual property that are material to the business of the Companies and the Partnership and registrations or applications to register any of the foregoing and a list of all licenses or other contracts related thereto (collectively, the "Intellectual Property"). With respect to each such item of Intellectual Property:

                           (i) a Company or the Partnership is the sole and exclusive owner and has the sole and exclusive right to use the item in the conduct of its business;

                          (ii) no proceedings have been instituted, are pending or are threatened which challenge the validity, enforceability, use or ownership thereof;

                         (iii) the item (A) does not infringe upon or otherwise violate the rights of others, (B) to the knowledge of the Sellers, is not being infringed upon by others and (C) is not subject to any outstanding order, decree, judgment, stipulation or charge;

                          (iv)     no license, sublicense or agreement
                 pertaining to the item has been granted by any Company or the Partnership;

                           (v) no Company or the Partnership has received any charge of interference or infringement with respect to the item;

                          (vi) except in the ordinary course of business, no Company or the Partnership has agreed to indemnify any person or entity for or against any infringement with respect to the item;

                         (vii) the transactions contemplated by this Agreement will have no material adverse effect on the right, title and interest of any Company or the Partnership in the item;

                        (viii) the Companies and the Partnership have taken all steps which are commercially reasonable to protect the rights set forth in Section 3.12(a) of the





PURCHASE AGREEMENT - PAGE 19

                 Disclosure Schedule and will continue to use commercially reasonable efforts to maintain those rights prior to the Closing Date so as to not materially adversely affect the validity or enforcement of such rights; and

                          (ix) the Sellers have supplied NCCI with true and complete copies of all written documentation evidencing the ownership of the item and of all licenses and other contracts related thereto.

                 (b) Section 3.12(b) of the Disclosure Schedule sets forth a list describing all patents, trademarks, trade names, service marks, copyrights, trade secrets and mask works of others which any Company or the Partnership practices or uses that are material to such Company or the Partnership. With respect to each such item of intellectual property:

                          (i) any license agreement covering the item is a valid and binding agreement and is in full force and effect;

                          (ii) no event has occurred which constitutes a breach of such license agreement, no Company or the Partnership has repudiated and, to the knowledge of the Sellers, no other party thereto has repudiated any provision thereof and there are no disputes, oral arrangements or delayed payment programs in effect as to any such license agreement;

                          (iii) the Sellers have supplied NCCI with a true and complete copy of the license agreement;

                          (iv) the transactions contemplated by this Agreement will have no material adverse effect on the ability of the Companies and the Partnership to continue using or practicing each such item; and

                          (v) the Sellers are not aware of any claim that the exercise of the rights granted to any Company or the Partnership with respect to such item infringes upon the intellectual property rights of any third party.

                 (c) No Company or the Partnership has infringed, misappropriated or otherwise violated any intellectual property rights of any third party. The Sellers are not aware of any infringement, misappropriation or violation with respect to intellectual property which will occur as a result of the continued operation of the business of the Companies and the Partnership as now conducted or as presently proposed to be conducted.

                 (d) The Companies and the Partnership have taken commercially reasonable security measures to protect the security, confidentiality and value of all the material intellectual property owned by them.

         3.13 Contracts. Section 3.13 of the Disclosure Schedule lists the following contracts and written arrangements, true and complete copies of which have been delivered to NCCI, to which a Company or the Partnership is a party:





PURCHASE AGREEMENT - PAGE 20

                 (a) any contract for the lease of personal property from or to third parties providing for lease payments in excess of $10,000.00 per annum;

                 (b) any contract for the purchase or sale of supplies, products manufactured by a Company or the Partnership or other personal property or for the furnishing or receipt of services which contract calls for performance over a period of more than one year or which involves more than the sum of $10,000.00, except no license agreement need be disclosed pursuant to this Section 3.13 unless it calls for performance over a period of more than one year and involves more than the sum of $15,000.00;

                 (c)      any joint venture agreement;

                 (d) any agreement or instrument under which a Company or the Partnership is or may become indebted for borrowed money;

                 (e)      any noncompetition agreement;

                 (f) any other contract in which the consequences of a default or termination would have a materially adverse effect on the financial condition of any Company or the Partnership or on the prospects or the conduct of the business of any Company or the Partnership;

                 (g)      any standard form of license agreement; and

                 (h) any other contract or arrangement not entered into in the ordinary course of business.

All contracts and arrangements listed in Section 3.13 of the Disclosure Schedule are valid and binding agreements. No Company or the Partnership is and, to the knowledge of the Sellers, no other party is in breach or default, and no event has occurred on the part of any Company or the Partnership or, to the knowledge of the Sellers, on the part of any other party to any such contract or arrangement which with notice or lapse of time would constitute a breach or default or permit termination under any such contract or arrangement. None of such contracts or arrangements will be terminated or modified by the consummation of the Acquisition. The Sellers have previously made available to NCCI all of the material service agreements of the Companies and the Partnership with their customers. No Company or the Partnership is a party to any verbal contract or arrangement which, if reduced to written form, would be required to be listed in Section 3.13 of the Disclosure Schedule under the terms of subsections (a)-(h) of this Section 3.13.

         3.14    Suppliers and Customers. Section 3.14 of the Disclosure
Schedule is a true and correct list of all suppliers to whom any Company or the Partnership made payments during the year ended December 31, 1996, in excess of five percent of such paying entity's gross revenues as reflected in the Financial Statements for such year and all customers of any Company or the Partnership that paid, during the fiscal year ended December 31, 1996, more than five percent of the gross revenues of such Company or the Partnership as reflected in the Financial Statements for such year. Since December 31, 1996, no material customer of any Company or the





PURCHASE AGREEMENT - PAGE 21

Partnership has notified such Company or the Partnership that it will substantially decrease or cease doing business with such Company or the Partnership.

         3.15 Notes; Accounts Receivable. As of the Closing Date, all notes payable to and accounts receivable of the Companies and the Partnership will be properly reflected on their books and records and will be valid receivables subject to no setoffs or counterclaims.

         3.16 Powers of Attorney. There are no outstanding material powers of attorney or similar instruments executed by any Company or the Partnership.

         3.17 Condition of Property. Each building, fixture, machine and piece of equipment (having a net book value of $5,000.00 or more) owned or used by any Company or the Partnership is in good operating condition and repair, subject to normal wear and tear, and is in compliance with all zoning, building and fire codes in all material respects. Each Company and the Partnership owns or leases under valid lease all buildings, machinery, equipment and other tangible assets used in the conduct of its business as presently conducted.

         3.18 Insurance. The Companies and the Partnership are insured under the policies listed in Section 3.18 of the Disclosure Schedule (the "Insurance Policies"). The Insurance Policies are in full force and effect. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies.

         3.19 Litigation. Section 3.19 of the Disclosure Schedule sets forth any instances in which (a) any Company or the Partnership is subject to any judgment or order (other than orders of general applicability) of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, or where there is any charge, complaint, lawsuit or governmental investigation pending or threatened against any Company or the Partnership; or
(b) any Company or the Partnership is a plaintiff in any action, domestic or foreign, judicial or administrative, or any such action exists in which a counterclaim against any Company or the Partnership is pending or might be brought. None of the actions, suits, proceedings or investigations set forth in
Section 3.19 of the Disclosure Schedule could result in any adverse change in the condition, financial or otherwise, of the Companies and the Partnership, the same being fully reserved against in the Financial Statements. There are no unsatisfied judgments, orders (other than orders of general applicability), decrees or stipulations affecting any Company or the Partnership or to which any Company or the Partnership is a party and there is no reason to believe that any such action, suit, proceeding or investigation may be brought or threatened against any Company or the Partnership.

         3.20 Employees. Section 3.20 of the Disclosure Schedule sets forth and the Sellers have furnished to NCCI true and complete copies of: (a) any written employment agreements with officers and directors of the Companies; and
(b) any written employment agreements which by their terms may not be terminated by a Company or the Partnership, as applicable, at will or which grant severance payments. No Company or the Partnership has entered into any similar oral employment agreements. To the Seller's knowledge, no key employee or group of employees has any plans to terminate employment with any Company or the Partnership. No Company or the Partnership is a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by any Company to any shareholder,





PURCHASE AGREEMENT - PAGE 22
officer, director or employee of a Company (except salaries and wages incurred and accrued in the ordinary course of business), nor are there any loans or debts payable or owing by any of such persons to any Company or any guarantees by any Company of any loan or obligation of any nature to which any such person is a party. The Companies have complied in all material respects with all laws and regulations which relate to the employment of labor, employee civil rights or equal employment opportunities.

         3.21 Employee Benefit Plans. Section 3.21 of the Disclosure Schedule sets forth and the Sellers have furnished to NCCI true and complete copies of (a) any nonqualified deferred or incentive compensation or retirement plans or arrangements, (b) any qualified retirement plans or arrangements, (c) any other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements and (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by any Company or the Partnership or to which any Company or the Partnership is a party or otherwise is bound ("Employee Benefit Plans"). None of the Companies or the Partnership is a member of a "controlled group" or an "affiliated service group" as both of such terms are defined in Section 414 of the Code. Except as required by law, none of the Companies or the Partnership maintains or contributes or has never maintained or contributed to any funded or unfunded medical, health or life insurance plan or arrangement for retirees or terminated employees. None of the Companies or the Partnership contributes or has any obligation to make and has never contributed or had any obligation to make any payment or contribution to a "multiemployer plan," as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and no Company or the Partnership has any actual or potential liability under Section 4201 of ERISA for any complete or partial withdrawal from a multiemployer plan. No Company or the Partnership maintains, contributes to or has any liability with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is intended to meet the requirements of a qualified plan under Section 401(a) of the Code. No Company or the Partnership maintains, contributes to or has any liability with respect to a plan which is subject to Title IV of ERISA or Section 412 of the Code. With respect to the employee benefit plans listed in Section 3.21 of the Disclosure Schedule, the Sellers have furnished to NCCI true and complete copies of (i) any summary plan description or other employee communication materials, (ii) the latest financial statements and annual reports and (iii) all documents filed with the Internal Revenue Service or the Department of Labor since December 31, 1994. All employee benefit plans and related trusts listed in Section 3.21 of the Disclosure Schedule and maintained or contributed to by any Company or the Partnership or with respect to which any Company or the Partnership now has or has ever had any liability or potential liability comply in form and in operation with all requirements of ERISA and the Code. All required reports with respect to such plans required by applicable law have been filed and all contributions or payments presently anticipated hereunder have been made or properly accrued. No applications for rulings, determination letters, advisory opinions or prohibited transaction exemptions are currently pending before Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation with respect to any such employee benefit plans or arrangements or any related trusts. None of such employee benefit plans or arrangements, any related trusts, the trustees of any related trusts or the directors, officers and employees of any Company or the Partnership is the subject of any lawsuit, arbitration or other proceeding concerning any benefit claim or other benefit-related matter (other than routine claims in the ordinary course of business), and there have been no prohibited transactions as described





PURCHASE AGREEMENT - PAGE 23
in Section 406 of ERISA or as defined in Section 4975 of the Code with respect to any such plan. Neither the Companies, their directors, officers and employees nor any other fiduciary, as such term is defined in Section 3 of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law which would subject a Company or its directors, officers and employees to liability under ERISA or any applicable law.

         3.22 Guarantees. No Company or the Partnership is a guarantor or otherwise liable for any material indebtedness of any other person, firm or corporation other than endorsements for collection in the ordinary course of business.

         3.23 Legal Compliance. The Companies and each of their directors, officers and employees (the individuals only in their capacities as representatives of any Company) and the Partnership have complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof, and no claim has been filed against any Company or the Partnership alleging a violation of any such laws or regulations. The Companies hold all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of their business as presently conducted or proposed to be conducted.

         3.24 Certain Business Relationships. To the knowledge of the Sellers, none of the present or former shareholders, directors, officers or employees of any Company owns, directly or indirectly, any interest in any business, corporation or other entity (other than investments in publicly held companies) which, on the date hereof or within the past 12 months, has been involved in any manner in any business arrangement or relationship with any Company, and none of the foregoing persons owns any property or rights, tangible or intangible, which are used in the business of any Company.

         3.25 Broker's Fees. No Company or the Partnership nor anyone on their behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the Acquisition or any similar transaction.

         3.26    Investment Representations.

                 (a) In the event that NCCI issues shares of Common Stock to the Sellers pursuant to Section 1.2(b) of this Agreement, each Seller will acquire NCCI Common Stock for his or its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intent of distributing or selling such shares.

                 (b) Each Seller has reviewed the representations concerning NCCI contained in this Agreement and has made or has had the opportunity to make inquiry concerning NCCI. Each Seller has sufficient knowledge and experience so as to be able to evaluate the risks and merits of his or its investment in NCCI, and such Seller is able financially to bear the risks thereof. Each Seller is entering into the transactions contemplated herein based on such Seller's own assessments of the merits and risks, upon such Seller's own experience as an officer and shareholder of a Company and is not relying on any business





PURCHASE AGREEMENT - PAGE 24
         plan, projections, valuations or other financial information provided to such Seller by NCCI other than the NCCI SEC Documents. Each Seller further acknowledges and agrees that NCCI and Acquisition Sub have made no assurances of any nature whatsoever regarding the future operations of NCCI and Acquisition Sub and have made no guarantees as to the profitability of an investment therein. Each Seller further acknowledges that he is an accredited investor as defined in Rule 501 of Regulation D of the Securities Act.

                 (c) Each Seller understands that any certificates of NCCI Common Stock to be issued to him pursuant to this Agreement will bear a restrictive legend in substantially the following form:

                 "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to NCCI is obtained to the effect that such registration is not required."

         The foregoing legend shall be removed from the certificates, at the request of the holder thereof, at such time as they become registered for resale or eligible for resale pursuant to Rule 144(k) under the Securities Act.

         3.27 Disclosure. The representations and warranties and statements of fact made by the Sellers in this Agreement, in the Disclosure Schedule and in certificates and other written statements or agreements delivered or to be delivered pursuant to this Agreement are accurate, correct and complete in all material respects on the date of this Agreement and will, except as contemplated hereby, be accurate, correct and complete in all material respects at the Closing Date and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.

         3.28 Knowledge. Where the foregoing representations and warranties are qualified "to the knowledge of the Sellers" or words of similar import, such terms shall (i) as to the Companies, mean matters of which either Robert
E. Geddes, Thomas Miserendino or Brian F. Murphy has actual knowledge and (ii) as to the Partnership, matters of which Robert E. Geddes has actual knowledge.

                                   ARTICLE 4

                    CONDUCT OF BUSINESS PENDING THE CLOSING

         4.1 Conduct of Business Pending the Closing. The Sellers covenant and agree that, prior to the Closing, unless NCCI shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

                 (a) Each Company and the Partnership shall conduct its business and operations, including its cash management practices, the collection of receivables,





PURCHASE AGREEMENT - PAGE 25
         maintenance of facilities and payment of payables, only in the usual and ordinary course of business and consistent with past custom and practice in all material respects;

                 (b) No Company or the Partnership shall directly or indirectly do any of the following: (i) sell, pledge, dispose of or encumber any material portion of its assets, except in the ordinary course of business; (ii) amend or propose to amend its charter or bylaws or Partnership Agreement; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of its capital stock;
         (iv) redeem, purchase or acquire or offer to acquire any shares of its capital stock or other securities; (v) create any subsidiaries; or
         (vi) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this
         Section 4.1(b);

                 (c) No Company or the Partnership shall (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, its capital; (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or material assets thereof; (iii) incur any material indebtedness for borrowed money, issue any debt securities or guarantee any indebtedness to others; or (iv) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                 (d) No Company or the Partnership shall (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonus, salary increase, severance or termination pay to, any officers or directors; or (ii) in the case of employees who are not officers or directors, take any action other than in the ordinary course of business and consistent in all material respects with past practice (none of which shall be unreasonable or unusual) with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on January 1, 1997;

                 (e) No Company or the Partnership shall adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

                 (f) Except as otherwise required by its charter or bylaws, by this Agreement or by applicable law, no Company shall call any meeting of its shareholders and, with respect to any meeting of its shareholders called by any Company, the Selling Shareholders shall provide to NCCI copies of all written materials and other information given to the shareholders prior to the time such materials and information are given to the shareholders;

                 (g) Each Company and the Partnership shall use commercially reasonable efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such





PURCHASE AGREEMENT - PAGE 26
         termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

                 (h) Each Company and the Partnership shall (i) use commercially reasonable efforts to preserve intact its business organization and goodwill, keep in full force and effect all material rights, licenses, permits and franchises relating to its business, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it; (ii) report on a regular and frequent basis, at reasonable times, to representatives of NCCI regarding operational matters and the general status of ongoing operations; (iii) use commercially reasonable efforts not to take any action which would render, or which reasonably may be expected to render, any representation or warranty made in this Agreement untrue in any material respect at any time prior to the Closing Date if then made; and (iv) notify NCCI of any emergency or other change in the normal course of their respective business or in the operation of its properties and of any tax audits, tax claims, governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, audit, claim, complaint, investigation or hearing would be material, individually or in the aggregate, to the financial condition, results of operations or business of any Company or the Partnership, or to the ability the Sellers or NCCI to consummate the transactions contemplated by this Agreement;

                 (i) The Sellers shall deliver to NCCI promptly (but in any event within two business days) after the discovery or receipt of notice of any default under any material agreement to which it is a party or any other material adverse event or circumstance affecting any Company or the Partnership (including the filing of any material litigation against any Company or the Partnership or the existence of any dispute with any person or entity which involves a reasonable likelihood of such litigation being commenced), a certificate of the President of the applicable Company specifying the nature and period of the existence thereof and what actions such Company has taken and proposes to take with respect thereto;

                 (j) Each Company and the Partnership shall use commercially reasonable efforts to maintain its assets in customary repair, order and condition, replace in accordance with past practice its inoperable, worn out or obsolete assets with assets of quality at least comparable to the original quality of the assets being replaced and maintain in all material respects its books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements;

                 (k) Each Company and the Partnership shall use commercially reasonable efforts to maintain in full force and effect the existence of all material patents, inventions, trademarks, service marks, trade dress, trade names, corporate names, copyrights, mask works, trade secrets, licenses, computer software, data and documentation and other proprietary rights, which it uses or owns; and





PURCHASE AGREEMENT - PAGE 27

                 (l) Each Company and the Partnership shall comply in all material respects with all legal requirements and contractual obligations applicable to its operations and business and pay all applicable taxes.

         Notwithstanding any other provision of this Agreement, the amendment or modification of the Disclosure Schedule by the Sellers after the time NCCI has signed this Agreement shall have no effect with respect to the agreements, covenants and obligations of the Sellers, NCCI and Acquisition Sub pursuant to this Section 4.1 and Sections 6.2 and 6.3 of this Agreement.

         4.2 No Other Bids. The Sellers covenant and agree that no Company or the Partnership shall authorize or knowingly permit any officer, director, shareholder or employee of, or any investment banker, attorney, accountant or other representative retained by, any Company, the Partnership or any Seller to, make, solicit, initiate, encourage or respond to a submission of a proposal or offer from any person or entity (other than NCCI) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of any Company or the Partnership, or the Shares or the Partnership Interests or other similar transaction or business combination involving any Company, the Partnership or any Seller (hereinafter collectively referred to as a "Third Party Offer"). No Seller will participate in any negotiations regarding, or furnish to any person or entity (other than NCCI) any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person or entity (other than NCCI) to do or seek any of the foregoing. The Sellers will immediately cease and cause to be terminated any contacts or negotiations currently pending with respect to Third Party Offers, if any, and shall use their best efforts to cause all reports, material, data and other written information heretofore disseminated by them or on their behalf by any such officer, director or employee or any investment banker, attorney, accountant or other representative in connection with any such Third Party Offer or any inquiry or proposal related thereto to be promptly returned to them. The Sellers shall promptly notify NCCI of the receipt of any Third Party Offer or any inquiry or communication which might reasonably be expected to lead to any Third Party Offer and will provide NCCI with all information that NCCI may reasonably request with respect thereto.

         4.3 Lines of Business and Capital Expenditures. Unless approved in writing by NCCI, the Sellers covenant that they will not permit the Companies or the Partnership to (a) enter into any new material lines of business; (b) change their investment, liability management and other material policies in any material respect; or (c) incur or commit to any capital expenditures, obligations or liabilities in connection therewith.

         4.4 Accounting Methods. Unless approved in writing by NCCI, the Sellers covenant that none of the Companies or the Partnership will change its methods of accounting in effect at December 31, 1996, except as required by changes in generally accepted accounting principles as concurred in by NCCI's independent accountants.

         4.5 Other Actions. Unless approved in writing by NCCI, the Sellers covenant that none of the Companies or the Partnership will take any action that would or might reasonably be expected to result in any of the representations and warranties of the Sellers set forth in this





PURCHASE AGREEMENT - PAGE 28

Agreement becoming untrue in any material respect after the date hereof or any of the conditions to the Acquisition set forth in Article 6 of this Agreement not being satisfied.

         4.6 Conduct of Business by Acquisition Sub. Prior to the Closing Date, NCCI covenants that Acquisition Sub will not conduct any business activities and will not incur any material liabilities.

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

         5.1 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby shall be paid by NCCI or the Seller incurring such expenses. The parties acknowledge that the Sellers may charge expenses incurred by them to the Companies. All costs and expenses incurred by NCCI and Acquisition Sub in connection with this Agreement shall be borne by NCCI.

         5.2 Notification of Certain Matters. Each party shall give prompt notice to the others of (a) the occurrence or failure to occur of any event, which occurrence or failure would result in any Material Adverse Breach (as defined in Section 9.8 of this Agreement), and (b) any failure of such party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder.

         5.3 Access to Information. From the date hereof to the Closing Date, each of the Sellers, Acquisition Sub and NCCI shall, and shall cause their respective officers, directors, employees and agents to, afford the officers, employees, agents and representatives of the other parties hereto complete access at all reasonable times to such officers, employees and agents and their properties, books and records (all such access to be arranged through the respective officers of the parties hereto so as not to be unreasonably disruptive to any of the parties), and shall furnish each of such parties all financial, operating, personnel, compensation, tax and other data and information as such parties, through their respective officers, employees, agents or representatives, may request.

         5.4 Taking of Necessary Action. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws, to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Sellers, Acquisition Sub and NCCI shall use their best efforts to maintain and make all filings with and obtain all consents, approvals, and/or assurances from third parties and appropriate governmental agencies and authorities necessary or advisable for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with the other in good faith to help the other satisfy its obligations in this
Section 5.6.

         5.5 Notice of Changes. The Sellers and NCCI shall each promptly inform the other in writing if any change shall have occurred or shall have been threatened (or any development





PURCHASE AGREEMENT - PAGE 29
shall have occurred or shall have been threatened involving a prospective change) in NCCI's or any Company's or the Partnership's financial condition, results of operations or business that is or may reasonably be expected to have a material adverse effect on any such entity's financial condition, results of operations or business.

         5.6 Press Releases. The Sellers and NCCI shall consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby; provided, however, that nothing in this Section 5.6 shall be deemed to prohibit any party hereto from making any disclosure that is required to fulfill such party's disclosure obligations imposed by law, including, without limitation, federal securities laws.

         5.7 Employee Matters. NCCI and the Sellers agree that all employees of any Company or the Partnership immediately prior to the Closing shall be employed by such Company or the Partnership immediately after the Closing at such level of pay which is mutually agreed upon between each employee and NCCI, it being understood that NCCI shall not have any obligations to continue employing such employees for any length of time or at any level of pay for any length of time thereafter, except as set forth in binding agreements of employment. In the event any Employee Benefit Plans are not continued after the Closing, employees will be eligible to participate in comparable NCCI's employee benefit plans, provided that employees of any Company or the Partnership who remain employees following the Closing shall be credited (for purposes of both participation and vesting) with their periods of service with any Company or the Partnership prior to the Closing.

                                   ARTICLE 6

                             CONDITIONS TO CLOSING

         6.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following condition:

                 (a) no order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated hereby.

         6.2 Additional Conditions to NCCI's and Acquisition Sub's Obligations. The obligations of NCCI and Acquisition Sub to effect the Acquisition are subject to the satisfaction of the following conditions on or before the Closing Date:

                 (a) Except for breaches which do not constitute a Material Adverse Breach (as defined in Section 9.8 of this Agreement) by the Sellers, the representations and warranties set forth in
         Article 3 of this Agreement (without regard to any amendments or modifications of the Disclosure Schedule after the time NCCI has signed this Agreement) will be true and correct as of the date hereof and at and as of the Closing Date, as though then made and as though the Closing Date were substituted for the date of this Agreement





PURCHASE AGREEMENT - PAGE 30
         throughout such representations and warranties and with appropriate modifications of tense with respect to representations and warranties made as of a specified date;

                 (b) The Sellers shall have performed, in all material respects, each obligation and agreement and complied, in all material respects, with each covenant to be performed and complied with by them under this Agreement prior to the Closing Date, including, without limitation, all of their agreements contained in Articles 4 and 5 of this Agreement;

                 (c) Except as otherwise disclosed on the Disclosure Schedule, all consents by governmental or regulatory agencies or otherwise that are required for the consummation of the transactions contemplated hereby or that are required for NCCI to own the Shares or the Partnership Interests or to prevent a breach of or a default under or a termination of any agreement material to any Company or the Partnership to which any Company or the Partnership is a party or to which any material portion of the assets of any Company or the Partnership is subject, will have been obtained;

                 (d) No action or proceeding before any court or governmental body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded or which might adversely affect the right of NCCI to own the Shares or the Partnership Interests;

                 (e) On the Closing Date, the Selling Shareholders shall have entered into a Shareholders Agreement with Acquisition Sub substantially in the form of Exhibit D attached hereto dated as of the Closing Date (the "Shareholders Agreement");

                 (f) On the Closing Date, Thomas Miserendino, Brian F. Murphy and Robert E. Geddes shall have entered into Employment Agreements with NCCI substantially in the form of Exhibit E attached hereto dated as of the Closing Date (the "Employment Agreements");

                 (g) On the Closing Date, A&J shall have entered into a Partners Agreement with Acquisition Sub substantially in the form of Exhibit F attached hereto dated as of the Closing Date (the "Partners Agreement");

                 (h) NCCI shall have received from Wyatt Tarrant & Combs, counsel to the Sellers, an opinion addressed to NCCI, dated the Closing Date and substantially in the form of Exhibit G attached hereto;

                 (i) Messrs. Miserendino, Murphy and Geddes shall have terminated any existing employment agreements with any of the Companies or the Partnership;

                 (j) At the Closing Date, the Sellers shall have delivered to NCCI and Acquisition Sub the following:





PURCHASE AGREEMENT - PAGE 31

                          (i) a certificate executed by each Selling Shareholder stating that the conditions set forth in Sections 6.2(a) through 6.2(d) of this Agreement have been satisfied;

                          (ii) good standing or comparable certificates for each Company and the Partnership from the jurisdiction of its incorporation or formation and from every jurisdiction where a failure to be qualified or licensed would have a material adverse effect on the consolidated financial condition, results of operations or business of each Company and the Partnership, dated not earlier than 10 days prior to the Closing Date;

                          (iii) copies of all third party and governmental consents (or other evidence satisfactory to NCCI) that the Sellers are required to obtain in order to effect the transactions contemplated by this Agreement;

                          (iv) a copy of each Company's charter certified by the Secretary of State of the state of its incorporation;

                          (v) an assignment of the Partnership Interests substantially in the form of Exhibit A executed by A&J;

                          (vi) an assignment of all of A&J's rights and interests in booking, management and related fees under the Partnership Agreement and under the Promotion Agreement substantially in the form of Exhibit B executed by A&J;

                          (vii) certificates evidencing the Shares duly endorsed for transfer;

                          (viii) affidavits of the trustees of the Geddes Family Trust and the Miserendino Family Trust; and

                          (ix) such other documents as NCCI or Acquisition Sub may reasonably request in connection with the transactions contemplated hereby; and

                 (k) All proceedings to be taken by the Sellers in connection with the consummation of the Acquisition at the Closing Date and the other transactions contemplated hereby and all documents required to be delivered by the Sellers in connection with the Acquisition and the other transactions contemplated hereby will be reasonably satisfactory in form and substance to NCCI and Acquisition Sub.

         6.3 Additional Conditions to the Sellers' Obligations. The obligations of the Sellers to effect the Acquisition are subject to the satisfaction of the following conditions on or before the Closing Date;

                 (a) Except for breaches which do not constitute a Material Adverse Breach (as defined in Section 9.8 of this Agreement) by NCCI, the representations and warranties set forth in Article 2 of this Agreement will be true and correct as of the date hereof and at and as of the Closing Date, as though then made and as though the Closing Date were





PURCHASE AGREEMENT - PAGE 32
         substituted for the date of this Agreement throughout such representations and warranties and with appropriate modifications of tense with respect to representations and warranties made as of a specified date;

                 (b) NCCI and Acquisition Sub shall have performed, in all material respects, each obligation and agreement and complied, in all material respects, with each covenant required to be performed and complied with by them under this Agreement prior to the Closing Date;

                 (c) No action or proceeding before any court or government body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded;

                 (d) On the Closing Date, NCCI and Acquisition Sub will have delivered to the Sellers the following:

                          (i) a certificate executed on behalf of each of NCCI and Acquisition Sub by their Presidents stating that the conditions set forth in Sections 6.3(a) through (c) of this Agreement have been satisfied;

                          (ii) certified copies of the resolutions duly adopted by NCCI's and Acquisition Sub's respective boards of directors approving the Acquisition and authorizing the execution, delivery and performance of this Agreement;

                          (iii) good standing certificates for Acquisition Sub and for NCCI from the Secretaries of State of the State of Delaware and Tennessee, respectively, each dated not earlier than five (5) days prior to the Closing Date;

                          (iv) copies of all third party and governmental or regulatory consents (or other evidence satisfactory to the Sellers) that NCCI and Acquisition Sub are required to obtain in order to effect the transactions contemplated by this Agreement;

                          (v) copies of Acquisition Sub's and NCCI's charter certified by the Secretaries of State of the State of Delaware and Tennessee, respectively; and

                          (vi) such other documents as the Sellers may reasonably request in connection with the transactions contemplated hereby;

                 (e) All proceedings to be taken by NCCI and Acquisition Sub in connection with the consummation of the Acquisition and all documents required to be delivered by NCCI and Acquisition Sub in connection with the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers;





PURCHASE AGREEMENT - PAGE 33

                 (f) Except as otherwise disclosed to the Sellers, all consents by governmental or regulatory agencies or otherwise that are required to be obtained by NCCI for the consummation of the transactions contemplated hereby will have been obtained; and

                 (g) The Shareholders Agreement, Partners Agreement, Employment Agreements and Registration Rights Agreement will have been executed and delivered on the Closing Date and there will not have been any changes, amendments or modifications to, or terminations of, such agreements.

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

         7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date upon the occurrence of any of the following:

                 (a) by mutual consent of the Sellers and the Board of Directors of NCCI;

                 (b) by either NCCI or the Sellers if the Closing shall not have been consummated by August 31, 1997 and provided that the party seeking termination is not then in material breach of any representation, warranty or agreement in this Agreement;

                 (c) by NCCI if there has been a misrepresentation or breach of a representation or warranty or a failure to perform a covenant on the part of the Sellers with respect to their representations, warranties and covenants set forth in this Agreement and any such breach or failure constitutes a Material Adverse Breach; and

                 (d) by the Sellers if there has been a misrepresentation or a breach of a representation or warranty or a failure to perform a covenant on the part of NCCI or Acquisition Sub with respect to their representations, warranties and covenants set forth in this Agreement and any such breach or failure constitutes a Material Adverse Breach.

         7.2 Amendment. This Agreement may not be amended except by an instrument signed by each of the parties hereto.

         7.3     Waiver. At any time prior to the Closing Date, (a) NCCI may
(i) extend the time for the performance of any of the obligations or other acts of the Sellers or (ii) waive compliance with any of the agreements of the Sellers or with any conditions to its own obligations, and (b) the Sellers may
(i) extend the time for the performance of any of the obligations or other acts of NCCI and/or Acquisition Sub or (ii) waive compliance with any of the agreements of NCCI and/or Acquisition Sub or with any conditions to their own obligations in each case only to the extent such obligations, agreements and conditions are intended for their benefit.

         7.4 Effect of Termination. If this Agreement is terminated as provided in Section 7.1, this Agreement shall become void and there shall be no liability or further obligation on the part of any party hereto or any of their respective shareholders, officers or directors, except (a) that nothing herein and no termination pursuant hereto will relieve any party from liability for any





PURCHASE AGREEMENT - PAGE 34
breach of this Agreement and (b) the provisions of Section 5.6 and any confidentiality agreements by and between NCCI and the Sellers will survive such termination.

                                   ARTICLE 8

                                INDEMNIFICATION

         8.1 By NCCI, Acquisition Sub and the Sellers. NCCI and Acquisition Sub on the one hand and the Sellers on the other hand each hereby agree to indemnify and hold harmless the other against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for defending any actions or threatened actions) (collectively "Damages") reasonably incurred by NCCI, Acquisition Sub and the Sellers in connection with each and all of the matters set forth below to the extent they constitute a Material Adverse Breach.

                 (a) Any breach by the Indemnifying Party (as defined below) of any representation or warranty made by such Indemnifying Party in this Agreement;

                 (b) Any breach of any covenant, agreement or obligation of the Indemnifying Party contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

                 (c) Any misrepresentation contained in any statement, certificate or schedule furnished by the Indemnifying Party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

         Each Seller severally, in proportion to its respective interest in the Purchase Price, agrees to indemnify NCCI for any breaches of any representation or warranty, covenant, agreement or obligation of such Seller made or contained, respectively, in this Agreement or any other agreement, instrument or document contemplated by this Agreement, or any misrepresentation by such Seller, as described in (a) through (c) above to the extent they constitute a Material Adverse Breach. The parties acknowledge that the Acquisition represents the acquisition of fifty-one percent (51%) of the outstanding equity interests in the Companies and the Partnership. Upon the realization of a loss or claim to which this section applies, the parties shall consider the nature and character of the los or claim to determine whether the indemnification payable herein shall equitably equal fifty-one percent (51%) or one hundred percent (100%) of such loss or claim.

         8.2 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably





PURCHASE AGREEMENT - PAGE 35
withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 8.3 of this Agreement in which case the Indemnified Party may settle or compromise such claim without the prior consent of the Indemnifying Party. If the Indemnified Party fails to give prompt notice of any claim and such failure prejudices the Indemnifying Party's position or its ability to defend the claim, the Indemnifying Party's liability to the Indemnified Party shall be reduced by the amount, if any, demonstrated to be directly attributable to the failure to give such notice in a timely manner.

         8.3 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date such claim is made,
(a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

         8.4 Payment of Indemnification Obligation. All indemnification by NCCI or a Seller hereunder shall be effected by payment by wire transfer or delivery of a cashier's or certified check in the amount of the indemnification liability. In no event shall any Seller be required to pay to NCCI in accordance with this Article 8 an aggregate amount greater than the amount of the cash received by such Seller hereunder from NCCI on the Closing Date.

                                   ARTICLE 9

                               GENERAL PROVISIONS

         9.1 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive the Closing for a period of one (1) year. Notwithstanding the above, claims resulting from any breach of any representation or warranty concerning tax or Employee Benefit Plan matters shall expire one hundred twenty (120) days after the expiration of any applicable statute of limitations. Any litigation arising out of or attributable to a breach of any representation or warranty contained herein must be commenced within the applicable period described above. If not commenced within the applicable period, any such claim will thereafter conclusively be deemed to be waived regardless of when such claim is or should have been discovered.





PURCHASE AGREEMENT - PAGE 36

         9.2 Effect of Due Diligence. No investigation by NCCI or the Sellers into the business, operations and condition of the other shall diminish in any way the effect of any representations or warranties made by either party in this Agreement or shall relieve such party of any of its obligations under this Agreement.

         9.3 Specific Performance. NCCI and the Sellers understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of NCCI and the Sellers to consummate the Acquisition, that the Acquisition is a unique business opportunity for NCCI, Acquisition Sub and the Sellers and that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, NCCI, Acquisition Sub and the Sellers agree that NCCI and Acquisition Sub shall be entitled to obtain specific performance by the Sellers of every such covenant and undertaking contained herein to be performed by the Sellers and that the Sellers shall be entitled to obtain specific performance from NCCI and Acquisition Sub of each and every covenant and undertaking herein contained to be observed or performed by NCCI or Acquisition Sub.

         9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telex, telecopy, facsimile or overnight courier, or mailed by registered or certified mail (postage prepaid and return receipt requested), to the party to whom the same is so delivered, sent or mailed at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      if to NCCI or Acquisition Sub:

                          Nashville Country Club, Inc.
                          402 Heritage Plantation Way
                          Hickory Valley, Tennessee 38042
                          Attention: Thomas J. Weaver III
                          Telecopy:     (901) 764-6107

                          with a copy to:

                          Winstead Sechrest & Minick P.C.
                          5400 Renaissance Tower
                          1201 Elm Street
                          Dallas, Texas 75270
                          Attention:    Randall E. Roberts, Esq.
                          Telecopy:     (214) 745-5390

                 (b)      if to the Sellers:

                          c/o Thomas Miserendino
                          New Avalon, Inc.
                          17835 Ventura Boulevard, Suite 300
                          Encino, California 91316
                          Telecopy:     (818) 345-1829





PURCHASE AGREEMENT - PAGE 37
                          with a copy to:

                          Wyatt Tarrant & Combs
                          500 W. Jefferson
                          28th Floor, Citizens Plaza
                          Louisville, Kentucky 40202
                          Attention: H. Alexander Campbell
                          Telecopy:     (502) 589-0309

Notices delivered personally or by telex, telecopy or facsimile shall be deemed delivered as of actual receipt, mailed notices shall be deemed delivered three days after mailing and overnight courier notices shall be deemed delivered one day after the date of sending.

         9.5 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

         9.6 Severability. If any term, provision, covenant or Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits under the Agreement.

         9.7 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) except for any confidentiality agreements executed in connection with the transactions contemplated hereby, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise, except that NCCI and Acquisition Sub may assign all or any portion of their rights under this Agreement to any wholly owned subsidiary but no such assignment shall relieve NCCI and Acquisition Sub of their obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation with or into which NCCI may be merged; and (d) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Tennessee, without giving effect to the principles of conflict of laws thereof. Courts within the State of Tennessee will have jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement. The parties consent to and agree to submit to the jurisdiction of such courts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         9.8 Material Adverse Breach. Breaches of representations, warranties and covenants by either party hereto which (a) individually results in damages to the other party in excess of $100,000 or (b) in the aggregate result in damages to the other party in excess of $200,000, shall constitute, for purposes of this Agreement, a "Material Adverse Breach."





PURCHASE AGREEMENT - PAGE 38

         9.9 Limitation of Liability. Neither NCCI, Acquisition Sub nor the Sellers shall have any liability for breach of the representations, warranties and covenants made by them and contained in this Agreement unless such breach is a Material Adverse Breach.

         9.10    Counterparts.    This Agreement may be signed in any number of
counterparts with the same effect as if the signature to each such counterpart were upon the same instrument.

        [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]





PURCHASE AGREEMENT - PAGE 39

                               PURCHASE AGREEMENT

                                 Signature Page

         IN WITNESS WHEREOF, NCCI, Acquisition Sub, the Shareholders and A&J have caused this Agreement to be executed on the date first written above by their respective officers duly authorized.

                                          NASHVILLE COUNTRY CLUB, INC.


                                          /s/ Thomas Jackson Weaver III
                                          -----------------------------------
                                          By: Thomas Jackson Weaver III
                                          Its: Chief Executive Officer


                                          AWC ACQUISITION CORP.


                                          /s/ Thomas Jackson Weaver III
                                          -----------------------------------
                                          By: Thomas Jackson Weaver III
                                          Its: Chief Executive Officer


                                          AUDREY & JANE, INC.


                                          /s/ Robert E. Geddes
                                          -----------------------------------
                                          By: Robert E. Geddes
                                          Its: President


                                          ROBERT E. GEDDES FAMILY TRUST


                                          /s/ Robert E. Geddes
                                          -----------------------------------
                                          By: Robert E. Geddes, Trustee


                                          MISERENDINO FAMILY TRUST


                                          /s/ Thomas Miserendino
                                          -----------------------------------
                                          By: Thomas Miserendino, Co-Trustee


                                          /s/ Brian F. Murphy
                                          -----------------------------------
                                          BRIAN F. MURPHY





PURCHASE AGREEMENT - PAGE 40